UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 7, 2016

CONDUENT INCORPORATED

(Exact name of registrant as specified in its charter)

New York	001-37817	81-2983623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 Mount Airy Road, Suite 100

Basking Ridge, New Jersey

07920

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (908) 758-1200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Facility

In connection with the previously announced spin-off (the “Spin-Off”) of Conduent Incorporated (the “Company”) from Xerox Corporation (“Xerox”), on December 7, 2016 (the “Closing Date”), the Company entered into a credit agreement (the “Credit Agreement”) among the Company, its subsidiaries Xerox Business Services, LLC (“XBS”), Affiliated Computer Services International B.V. (the “Dutch Borrower” and, together with XBS, the “Borrowers”) and Conduent Finance, Inc. (“CFI”), the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement provides for senior secured credit facilities consisting of (i) a senior secured term loan “A” facility in an aggregate principal amount of up to $700 million with a five-year maturity (the “Term Loan A Facility”), of which the equivalent of approximately $278 million was borrowed in Euros by the Dutch Borrower on December 8, 2016, and the remainder of which is available to be borrowed by XBS on or prior to the date of completion of the Spin-Off, (ii) a senior secured term loan “B” facility in an aggregate principal amount of $750 million with a seven-year maturity (the “Term Loan B Facility” and, together with the Term Loan A Facility, the “Term Loan Facilities”), which was borrowed by XBS on the Closing Date and (iii) a senior secured revolving credit facility in an aggregate principal amount of $750 million with a five-year maturity (the “Revolving Credit Facility” and, together with the Term Loan Facilities, the “Senior Credit Facilities”), which, from and after the date of completion of the Spin-Off, will be available to be borrowed by the Borrowers, and of which up to $300 million will be available for the issuance of letters of credit from time to time.

We expect to use the net proceeds of borrowings under the Term Loan Facilities to purchase our international subsidiaries from Xerox, to pay a distribution to Xerox and for working capital and other general corporate purposes. Future borrowings under the Senior Credit Facilities will be subject to customary borrowing conditions.

The Credit Agreement permits the Borrowers to incur incremental term loan borrowings and/or increase commitments under the Revolving Credit Facility, subject to certain limitations and the satisfaction of certain conditions, in an aggregate amount not to exceed (i) $300 million plus, (ii) if the senior secured net leverage ratio of XBS and its subsidiaries does not exceed 2.25 to 1.00 on a pro forma basis (without giving effect to any incurrence under clause (i) that is incurred substantially simultaneously with amounts incurred under clause (ii)), an unlimited amount.

All obligations under the Senior Credit Facilities are unconditionally guaranteed by the Company, XBS, CFI and the existing and future direct and indirect wholly owned domestic subsidiaries of XBS (subject to certain exceptions). All obligations under the Senior Credit Facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of XBS and the guarantors under the Senior Credit Facilities (other than the Company and CFI), including a first-priority pledge of all of the capital stock of XBS and the subsidiaries of XBS directly held by XBS or the guarantors (other than the Company and CFI) under the Senior Credit Facilities (which pledge, in the case of any foreign subsidiary, will be limited to 65% of the capital stock of any first-tier foreign subsidiary).

Under the Credit Agreement, the applicable Borrower will be required to make principal payments under the Term Loan A Facility of 7.5% of the original aggregate principal amount during the second year following the date of the Spin-Off, 7.5% of the original aggregate principal amount during the third year following the date of the Spin-Off, 10.0% of the original aggregate principal amount during the fourth year following the date of the Spin-Off and 15.0% of the original aggregate principal amount during the fifth year following the date of the Spin-Off, and XBS will be required to make principal payments under the Term Loan B Facility of 1.0% of the original aggregate principal amount per year during the term of the facility.

All remaining outstanding principal and interest under the Term Loan A Facility and the Term Loan B Facility will be due and payable on the date that is five years and seven years, respectively, after the Closing Date. All then outstanding principal and interest under the Revolving Credit Facility will be due and payable, and all commitments thereunder will terminate, on the date that is five years after the Closing Date.

XBS is permitted to prepay amounts outstanding under the Senior Credit Facilities at any time. The Credit Agreement contains a “soft call” prepayment penalty whereby lenders under the Term Loan B Facility will, subject to customary carve-outs and exceptions, be entitled to receive a prepayment fee equal to 1% of the principal repaid if the Term Loan B Facility is voluntarily refinanced or repriced pursuant to certain refinancing transactions within twelve months of the Closing Date. Subject to certain exceptions, the Term Loan Facilities will require XBS to prepay certain amounts outstanding thereunder with the net cash proceeds of certain asset sales, certain casualty events, certain issuances of debt and, in the case of the Term Loan B Facility, with excess cash flow.

Borrowings under the Term Loan A Facility and the Revolving Credit Facility will bear interest at a rate equal to either the sum of a base rate plus a margin ranging from 1.00% to 1.50% or the sum of a eurocurrency rate plus a margin ranging from 2.00% to 2.50%, with either such margin varying according to the total net leverage ratio of XBS. The initial margin is 1.25% in the case of base rate borrowings, or 2.25% in the case of eurocurrency borrowings. Borrowings under the Term Loan B Facility will bear interest at a rate equal to either the sum of a base rate plus 4.50% or the sum of a eurocurrency rate plus 5.50%. Borrowings incurred by the Dutch Borrower under the Term Loan A Facility and the Revolving Credit Facility are only available as eurocurrency loans. XBS will be required to pay a quarterly commitment fee under the Revolving Credit Facility at a rate ranging from 0.35% to 0.40% per annum, with such rate varying according to the total net leverage ratio of XBS and the actual daily unused portion of the commitments during the applicable quarter. The initial rate is 0.375%. XBS will also be required to pay a fee equal to the spread over adjusted LIBOR on the aggregate face amount of outstanding letters of credit under the Revolving Credit Facility. In addition, the applicable Borrower will pay a customary issuance fee in respect to letters of credit issued under our Revolving Credit Facility.

The Credit Agreement contains certain customary affirmative and negative covenants, restrictions and events of default, in each case subject to certain exceptions and thresholds. Under the Credit Agreement, XBS will be required to maintain a total net leverage ratio not to exceed (i) 4.25 to 1.00 with respect to each fiscal quarter (commencing with the first full fiscal quarter ending after the date of consummation of the Spin-Off) until the fiscal quarter ending September 30, 2018 and (ii) 3.75 to 1.00 with respect to each fiscal quarter thereafter. If the Borrowers do not comply with the covenants in the Credit Agreement, the lenders may, subject to customary cure rights, require the immediate payment of all amounts outstanding under the Senior Credit Facilities.

The foregoing description of the Senior Credit Facilities does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

The Indenture

On December 7, 2016, XBS and CFI (together, the “Issuers”), each a wholly owned subsidiary of the Company, issued $510 million aggregate principal amount of 10.500% senior unsecured notes due 2024 (the “Notes”). Xerox will not be a guarantor or otherwise provide credit support for the Notes.

We intend to use the proceeds of the issuance of the Notes to fund a portion of the previously announced transfer of cash by us to Xerox in connection with the Spin-Off.

The Notes have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. The Notes were offered in the United States only to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act.

The Notes were issued pursuant to an indenture (the “Indenture”), dated as of December 7, 2016, among the Issuers, the Guarantors (as defined below) and U.S. Bank National Association, as trustee (the “Trustee”).

The Notes mature on December 15, 2024 and bear interest at a rate of 10.500% per year. Interest on the Notes is payable on June 15 and December 15 of each year, beginning on June 15, 2017.

The Notes are jointly and severally guaranteed on a senior unsecured basis by the Company and each of the existing and future domestic subsidiaries of CFI or XBS that guarantee the obligations under the Senior Credit Facilities. The Notes are unsecured and senior obligations of the Issuers. The guarantees are unsecured and senior obligations of the guarantors.

If (1) on or prior to the date the Spin-Off is completed, (A) the Issuers notify the Trustee in writing that Xerox has determined, in its sole discretion, not to pursue the completion of the Spin-Off or (B) Xerox, in its sole discretion, publicly announces that it will not pursue the completion of the Spin-Off or (2) the Spin-Off is not completed by March 31, 2017, then the Issuers will be required to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the issue price of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

At the option of the Issuers, the Notes will be redeemable in whole or in part, at any time prior to December 15, 2020, at a price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the redemption date plus a “make-whole” premium.

The Issuers may also redeem the Notes, in whole or in part, at any time on or after December 15, 2020, at the redemption prices specified in the Indenture, plus accrued and unpaid interest, if any, to (but excluding) the redemption date.

Additionally, at any time prior to December 15, 2019, the Issuers may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds from certain equity offerings at a price equal to 110.500% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Indenture includes certain covenants relating to debt incurrence, liens, restricted payments, assets sales and transactions with affiliates, changes in control and mergers or sales of all or substantially all of the Issuers’ assets.

The Indenture provides for customary events of default (subject, in certain cases, to customary grace periods), which include nonpayment on the Notes, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness over a specified threshold, failure to pay certain judgments over a specified threshold and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee under the Indenture or holders of at least 25% of the aggregate principal amount of all then outstanding Notes may declare the principal of, and accrued but unpaid interest, if any, on, all the then outstanding Notes to be due and payable immediately.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of December 7, 2016, among Conduent Finance, Inc., Xerox Business Services, LLC, the Guarantors named therein and U.S. Bank National Association, as trustee.

10.1	Credit Agreement, dated as of December 7, 2016, among Conduent Incorporated, Xerox Business Services, LLC, Affiliated Computer Services International B.V., Conduent Finance, Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this Report to be signed on its behalf by the undersigned duly authorized.

Date: December 9, 2016

CONDUENT INCORPORATED

By:	/s/ Douglas H. Marshall
Douglas H. Marshall Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of December 7, 2016, among Conduent Finance, Inc., Xerox Business Services, LLC, the Guarantors named therein and U.S. Bank National Association, as trustee.

10.1	Credit Agreement, dated as of December 7, 2016, among Conduent Incorporated, Xerox Business Services, LLC, Affiliated Computer Services International B.V., Conduent Finance, Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.